VERTICAL HEALTH SOLUTIONS, INC.

May 17, 2010

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attention:	Tia Jenkins Senior Assistant Chief Accountant

Re:	Vertical Health Solutions, Inc.
Amendment to Form 10-K
Filed March 31, 2009 and amended March 5, 2010
File No. 1-31275

Ladies and Gentlemen:

On behalf of Vertical Health Solutions, Inc. (the “Company”), I hereby confirm that the Company acknowledges that:

the Company is responsible for the adequacy and accuracy of the disclosure in the filings;

Staff comments or changes to disclosure in response to Staff comments in the filings reviewed by the Staff do not foreclose the Commission from taking any action with respect to the filing; and

the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

VERTICAL HEALTH SOLUTIONS, INC.

By:	/S/ STEPHEN M. WATTERS
Stephen M. Watters, Chief Executive Officer